UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2005

EMC CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-9853	No. 04-2680009
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

176 South Street, Hopkinton, MA	01748
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (508) 435-1000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 2, 2005, EMC Corporation and Hewlett-Packard Company issued a press release announcing the settlement of all outstanding intellectual property litigation between EMC and HP. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

As part of the settlement between the two companies, HP will pay a net $325 million balancing payment to EMC which can be satisfied through the purchase of complementary EMC products and services, such as the VMware product line, over the next five years as follows: HP will pre-pay $65 million to EMC prior to the beginning of each of five consecutive periods (“Purchase Periods”). The Purchase Periods begin on September 1, 2005, December 1, 2006, December 1, 2007, December 1, 2008 and December 1, 2009. The pre-payments will be made on August 29, 2005, November 29, 2006, November 29, 2007, November 29, 2008 and November 30, 2009. During each Purchase Period, HP may use its pre-payment as credit for product and services purchases from EMC for HP’s resale or internal use. Unused credits will expire at the end of each Purchase Period. For purposes of computing the amount of credit applied per dollar of EMC products that HP purchases, hardware products shall be deemed to have been purchased for 50% of the actual purchase price.

If EMC purchases HP products or services during the Purchase Periods, HP will be required to make an equivalent amount of additional product or services purchases from EMC of up to an aggregate amount of $108 million over five years, with caps for each Purchase Period as follows: $10,830,000 for the first Purchase Period, $21,660,000 for each of the second, third and fourth Purchase Periods and $32,490,000 for the final Purchase Period. If HP does not make the required amount of additional purchases of EMC products and services attributable to such Purchase Period, HP will be required to pay the difference to EMC in cash. For purposes of computing the amount of credit applied per dollar of HP products that EMC purchases, hardware products shall be deemed to have been purchased for 50% of the actual purchase price.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release of EMC Corporation dated May 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
Senior Vice President and
General Counsel

Date: May 2, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of EMC Corporation dated May 2, 2005.